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                                                                    Exhibit 23.5

                [LETTERHEAD OF PETER J. SOLOMON COMPANY LIMITED]

                                                                   July 21, 1998

Board of Directors
Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, FL 33445


Lady and Gentlemen:

     We hereby consent to the references to our firm and to the inclusion of the opinion of our firm dated May 18, 1998 in the Joint Proxy Statement/Prospectus of Office Depot, Inc. (which is also the Joint Proxy Statement/Prospectus of Viking Office Products, Inc.) filed with the Securities and Exchange Commission on the date hereof. In the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                PETER J. SOLOMON COMPANY LIMITED